Exhibit 99.1

Kayne Anderson BDC, Inc. Announces December 31, 2024 Financial Results and Declares First Quarter 2025 Dividend of $0.40 Per Share

CHICAGO--(BUSINESS WIRE)-- Kayne Anderson BDC, Inc. (NYSE: KBDC) (“KBDC or the Company”), a business development company externally managed by its investment adviser, KA Credit Advisors, LLC, t o d a y announced its financial results for the fourth quarter ended December 31, 2024.

“During the fourth quarter we added 8 new investments to our platform consistent with our strategy of lending to stable industries, producing attractive debt investment opportunities with lower leverage and correspondingly higher interest coverage,” said Ken Leonard, Co-Chief Executive Officer. “Our portfolio continued to perform well during the fourth quarter with only 1.3% of debt investments on non-accrual status and just 1.1% of interest income for the quarter represented by PIK income.”

“During the fourth quarter we continued to make progress towards our leverage target and expect to achieve the low end of our debt-to-equity target range of 1.0x – 1.25x by the second or third quarter of 2025,” said Doug Goodwillie, Co-Chief Executive Officer. “We continue to identify and secure middle market loans at compelling risk-adjusted returns, with the first quarter of 2025 positioning itself as one of our strongest quarters for origination since the inception of KBDC.”

Financial Highlights for the Quarter Ended December 31, 2024

●	Net investment income of $34.0 million, or $0.48 per share ($0.49 excluding excise taxes);

●	Net asset value of $16.70 per share, unchanged from $16.70 per share as of September 30, 2024, primarily the result of paying out all of the income during the quarter with regular distribution and the first of three special dividends of $0.10 per share declared in conjunction with the Company’s IPO;

●	Amended its Corporate Credit Facility to extend the maturity and reduce spread from SOFR plus 2.35% to SOFR plus 2.10%;

●	New private credit and equity co-investment commitments of $230.6 million, fundings of $208.5 million and sales and repayments of $139.1 million, resulting in a net funded private credit and equity investment increase of $69.4 million;

●	Net repayments of broadly syndicated loans of $18.0 million; and

●	The Company’s Board of Directors (the “Board”) declared a regular dividend of $0.40 per share, to be paid on April 15, 2025 to stockholders of record as of March 31, 2025.

Selected Financial Highlights

	As of
(in thousands, expect per share data)	December 31, 2024	September 30, 2024
Investment portfolio, at fair value	$1,995,143	$1,943,439
Total assets	$2,082,664	$2,028,245
Total debt outstanding, at principal	$858,000	$788,000
Net assets	$1,186,342	$1,186,205
Net asset value per share	$16.70	$16.70
Total debt-to-equity ratio	0.72x	0.66x

	For the quarter ended
	December 31, 2024	September 30, 2024
Net investment income per share	$0.48	$0.52
Net realized and unrealized gains (losses) per share	$0.02	$0.01
Earnings per share	$0.50	$0.53
Regular dividend per share	$0.40	$0.40
Special dividend per share	$0.10	$-

Results of Operations

Total investment income for the quarter ended December 31, 2024 was $56.3 million, as compared to $57.8 million for the quarter ended September 30, 2024. The decrease was primarily the result of the decrease to reference rates (SOFR) and the $0.7 million impact of placing Sundance on non-accrual status during the quarter. These reductions were partially offset by the net additions to the portfolio during the fourth quarter. PIK income represented 1.1% of total interest income for the fourth quarter.

Net investment income for the quarter ending December 31, 2024 was $34.0 million or $0.48 per share, compared to $37.1 million or $0.52 per share for the quarter ended September 30, 2024. Net expenses for the third quarter were $22.3 million compared to $20.8 million for the prior quarter. The increase was primarily the result of $0.8 million of excise taxes related to undistributed income for the year and higher interest expense on increased borrowings during the quarter.

For the quarter ended December 31, 2024, the Company had a realized gain of $0.7 million on the sale of an equity co-investment and the net change in unrealized gains on investments was $1.4 million. The unrealized gains for the quarter were primarily driven by new upfront fees for originations partially offset by changes in the fair value of certain investments and quarterly amortization of original issue discounts. Additionally, the Company had $0.7 million of deferred income tax expense related to unrealized gains in the Company’s wholly owned taxable subsidiary.

Portfolio and Investment Activity

	As of
($ in thousands)	December 31, 2024		September 30, 2024
Investments at fair value	$1,995,143		$1,943,439
Number of portfolio companies	110		110
Average portfolio company investment size	$18,138		$17,668

Asset class:
First lien debt	98.0%		98.0%
Subordinated debt	0.9%		0.9%
Equity	1.1%		1.1%

Non-accrual debt investments:
Non-accrual investments at fair value	$25,079		$19,229
Non-accrual investments as a percentage of debt investments at fair value	1.3%		1.0%
Number of investments on non-accrual	3		2

Interest rate type:
Percentage floating-rate	100.0%		100.0%
Percentage fixed-rate	0.0%		0.0%

Yields (at fair value):
Weighted average yield on private middle market loans	11.1%		11.9%
Weighted average yield on broadly syndicated loans	7.1%		7.8%
Weighted average yield on total debt portfolio	10.6%		11.3%

Investment activity during the quarter ended:
Gross new investment commitments	$230,631	(1)	$182,559	(2)
Principal amount of investments funded	$208,516	(1)	$184,566	(2)
Principal amount of investments sold or repaid	$(157,095	)(1)	$(85,009	)(2)
Net principal amount of investments funded	$51,421		$99,557

(1)	For the quarter ending December 31, 2024, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $17,956 of investments sold or repaid.
(2)	For the quarter ending September 30, 2024, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $2,200 of investments sold or repaid.

Liquidity and Capital Resources

As of December 31, 2024, the Company had $75 million senior unsecured notes outstanding, $783 million borrowed under its credit facilities and cash and cash equivalents of $71.1 million (including short-term investments). As of that date, the Company had $442.0 million of undrawn commitments available on its credit facilities (subject to borrowing base restrictions and other conditions).

As of December 31, 2024, the Company’s debt-to-equity ratio was 0.72x and its asset coverage ratio was 238%. The Company targets a debt-to-equity ratio of 1.0x to 1.25x (which equates to asset coverage of 200% to 180%). The Company is currently below its target but expects to continue to grow its private credit portfolio to achieve the low end of its targeted leverage by the second or third quarter of 2025.

Recent Developments

●	On February 5, 2025, the Company and its wholly owned special purpose financing subsidiary Kayne Anderson BDC Financing II, LLC (“KABDCF II”) amended the Revolving Funding Facility II. Under the terms of the amendment, the lender increased the facility’s commitment amount to $250 million from $150 million, extended the final maturity date to December 22, 2029 and reduced the interest rate on borrowings from 3-month SOFR plus 2.70% per annum to 3-month SOFR plus 2.25% per annum.

●	On February 13, 2025, the Company and its wholly owned special purpose financing subsidiary Kayne Anderson BDC Financing, LLC (“KABDCF”) amended the Revolving Funding Facility. Under the terms of the amendment, the lenders increased the facility’s commitment amount to $675 million from $600 million, extended the final maturity date to February 13, 2030 and reduced the interest rate on borrowings from daily SOFR plus 2.375%-2.50% per annum (depending on the mix of loans) to daily SOFR plus 2.15% per annum.

●	On February 14, 2025, the Company reduced the size of its Corporate Credit Facility from $475 million to $400 million. This commitment reduction was done in conjunction with the $75 million increase to its Revolving Funding Facility from $600 million to $675 million.

●	On February 19, 2025, the Board of Directors of the Company declared a regular dividend to common stockholders in the amount of $0.40 per share. The dividend will be paid on April 15, 2025 to stockholders of record as of the close of business on March 31, 2025.

Conference Call Information

KBDC will host a conference call at 10:00 am ET on Tuesday, March 4, 2025, to review its financial results. All interested parties are invited to participate using the following telephone dial-in or the webcast details:

Telephone Dial-in

●	Domestic: 800-715-9871

●	International: +1 646-307-1963

●	Conference ID: 2616610

Webcast Link

●	https://events.q4inc.com/attendee/492347388

To avoid potential delays, please join at least 10 minutes prior to the start of the earnings call. A telephone replay will also be available by dialing 800-770-2030 (domestic) and +1 609-800-9909 (international). The replay will be available until March 12, 2025.

Kayne Anderson BDC, Inc.

Consolidated Statements of Assets and Liabilities

(amounts in 000’s, except share and per share amounts)

	December 31, 2024	December 31, 2023
Assets:
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,956,617 and $1,343,223)	$1,982,947	$1,363,498
Non-controlled, affiliated investments (amortized cost of $15,438 and $0, respectively)	12,196	-
Short-term investments (amortized cost of $48,683 and $12,802)	48,683	12,802
Cash and cash equivalents	22,375	34,069
Receivable for principal payments on investments	540	104
Interest receivable	14,965	12,874
Prepaid expenses and other assets	958	319
Total Assets	$2,082,664	$1,423,666

Liabilities:
Corporate Credit Facility	$250,000	$234,000
Unamortized Corporate Credit Facility issuance costs	(3,235)	(1,715)
Revolving Funding Facility	420,000	306,000
Unamortized Revolving Funding Facility issuance costs	(4,746)	(2,019)
Revolving Funding Facility II	113,000	70,000
Unamortized Revolving Funding Facility II issuance costs	(1,251)	(1,805)
Subscription Credit Agreement	-	10,750
Unamortized Subscription Credit Facility issuance costs	-	(41)
Notes	75,000	75,000
Unamortized notes issuance costs	(643)	(851)
Distributions payable	28,424	22,050
Management fee payable	3,712	2,996
Incentive fee payable	-	14,195
Accrued expenses and other liabilities	15,236	11,949
Accrued excise tax expense	825	101
Total Liabilities	$896,322	$740,610

Commitments and contingencies

Net Assets:
Common Shares, $0.001 par value; 100,000,000 shares authorized; 71,059,689 and 41,603,666 as of December 31, 2024 and December 31, 2023, respectively, issued and outstanding	$71	$42
Additional paid-in capital	1,152,396	669,990
Total distributable earnings (deficit)	33,875	13,024
Total Net Assets	$1,186,342	$683,056
Total Liabilities and Net Assets	$2,082,664	$1,423,666
Net Asset Value Per Common Share	$16.70	$16.42

Kayne Anderson BDC, Inc.

Consolidated Statements of Operations

(amounts in 000’s, except share and per share amounts)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)
Income:
Investment income from investments:
Interest income from non-controlled, non-affiliated investments	$55,869	$42,473	$210,884	$160,433
Interest income from non-controlled, affiliated investments	-	-	754	-
Dividend income	471	222	1,468	571
Total Investment Income	56,340	42,695	213,106	161,004

Expenses:
Management fees	4,950	2,995	17,487	11,433
Incentive fees	5,104	2,504	17,449	9,433
Interest expense	16,552	13,918	61,516	52,314
Professional fees	461	209	1,503	691
Directors fees	158	147	621	611
Excise tax	825	101	817	101
Other general and administrative expenses	609	388	2,159	1,604
Total Expenses	28,659	20,262	101,552	76,187
Less: Management fee waiver	(1,238)	-	(2,900)	-
Less: Incentive fee waiver	(5,104)	-	(14,818)	-
Net Expenses	22,317	20,262	83,834	76,187
Net Investment Income (Loss)	34,023	22,433	129,272	84,817

Realized and unrealized gains (losses) on investments
Net realized gains (losses):
Non-controlled, non-affiliated investments	708	(10,686)	570	(10,686)
Total net realized gains (losses)	708	(10,686)	570	(10,686)
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	1,460	11,047	4,783	2,944
Non-controlled, affiliated investments	(25)	-	(1,968)	-
Deferred income tax expense	(717)	-	(717)	-
Total net change in unrealized gains (losses)	718	11,047	2,098	2,944
Total realized and unrealized gains (losses)	1,426	361	2,668	(7,742)

Net Increase (Decrease) in Net Assets Resulting from Operations	$35,449	$22,794	$131,940	$77,075

Per Common Share Data:
Basic and diluted net investment income per common share	$0.48	$0.54	$2.03	$2.16
Basic and diluted net increase in net assets resulting from operations	$0.50	$0.55	$2.07	$1.96
Weighted Average Common Shares Outstanding - Basic and Diluted	71,032,941	41,591,048	63,762,377	39,250,232

About Kayne Anderson BDC, Inc.

Kayne Anderson BDC, Inc. is a business development company (“BDC”) that invests primarily in first lien senior secured loans, with a secondary focus on unitranche and split-lien loans to middle market companies. KBDC is externally managed by its investment adviser, KA Credit Advisors, LLC, an indirect controlled subsidiary of Kayne Anderson Capital Advisors, L.P., a prominent alternative investment management firm. KBDC has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (“1940 Act”). KBDC’s investment objective is to generate current income and, to a lesser extent, capital appreciation. For more information, please visit www.kaynebdc.com.

Forward-looking Statements

This press release may contain “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about KBDC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond KBDC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in KBDC’s filings with the SEC. All forward-looking statements speak only as of the date of this press release. KBDC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts:

Investor Relations
kaynebdc@kaynecapital.com